UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JULY 2, 2013

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

___________________, 2013

Dear Fellow Office Depot Stockholder:

Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”) and the other participants in this solicitation (collectively, “Starboard” or “we”) are the beneficial owners of an aggregate of 42,286,614 shares of common stock, $0.01 par value per share (the “Common Stock”), of Office Depot, Inc., a Delaware corporation (“Office Depot” or the “Company”), representing approximately 14.6% of the outstanding shares of Common Stock of the Company.  We have nominated a slate of four highly qualified director candidates for election at Office Depot’s upcoming 2013 annual meeting of stockholders (the “2013 Annual Meeting”) who, if elected, would constitute a significant minority of the Company’s board of directors (the “Board”).  We did so because we believe that the Board must be significantly reconstituted at this critical time for Office Depot to ensure that the best interests of stockholders are protected.   The individuals we have nominated are highly qualified, capable and ready to serve stockholders to help Office Depot address the challenges ahead and evaluate open-mindedly all alternative strategies to make Office Depot a stronger, more profitable, and ultimately more valuable company.

Starboard is an investment management firm that seeks to invest in undervalued and underperforming public companies.  Our approach to such investments is to actively engage and work closely with management teams and boards of directors in a constructive manner to identify and execute on opportunities to unlock value for the benefit of all stockholders. Starboard has established a strong track record of creating stockholder value at many public companies over the past ten years.

Since our initial investment in Office Depot we have conducted extensive due diligence on the Company and each of its business units, we have carefully analyzed the Company’s operating and financial performance and have reviewed the competitive landscape in the office supply superstore (OSS) sector in which it operates.  We have strong views regarding the current state and future direction of Office Depot and how to create substantial value for stockholders.  In five public letters and numerous private communications with certain members of management and the Board, we have demonstrated the causes for our concerns with Office Depot and have clearly articulated our views on the challenges Office Depot faces, and the future opportunities it can hope to capture.

In February 2013, Office Depot announced its entry into a definitive agreement with OfficeMax Incorporated (“OfficeMax”) for a merger of equals in an all-stock transaction (the “OfficeMax Merger”).  In our view, this is a critical time for the future of the Company.  Now more than ever, Office Depot needs a well-qualified, committed Board to protect the interests of Office Depot’s stockholders.  We strongly believe that any benefits contemplated by the OfficeMax Merger will be most fully realized through the effective guidance of a significantly reconfigured Board. In our view, a newly reconstituted Board that possesses the appropriate skill sets to oversee a turnaround of Office Depot with a goal of substantially improving operating performance is necessary, whether or not the OfficeMax Merger is ultimately consummated.

We are pleased that the Company has announced that it has entered into a definitive agreement for the sale of its valuable 50/50 joint venture interest in Office Depot de Mexico (the “JV Interest”) to its joint venture partner, Gigante S.A.B. de C.V. (“Gigante”).  Since its initial involvement at Office Depot, Starboard had urged the Board to take appropriate action to monetize the JV Interest.  While the sale of Office Depot’s JV interest marks a step towards stockholder value maximization, we believe there is still much more work to be done.  Stockholders cannot afford to simply continue with the status quo and hope for improved results down the road if the Company is merged.  Instead, now is the time to act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax if the OfficeMax Merger is consummated.

We have made it clear to the Board over the past several months that in light of, among other things, Office Depot’s consistent underperformance and the incumbent directors’ lack of meaningful retail operating experience, we are uncomfortable with the execution and experience of the Board as currently composed.  We believe it is critically important to substantially improve the Board as soon as possible.  There is always a chance that the OfficeMax Merger may not be consummated, and Office Depot should not wait to plan and build a strategy for a far improved company.   To that end, we have made every effort to work constructively with the Board to reconstitute, or even just add to, the Board with a group of highly qualified director candidates.   Despite the Board’s continued indications that it wishes to work with us to address our concerns, there has been no meaningful progress in our discussions to date.

We do not believe that the current Board has served the best interests of the Company’s stockholders, nor do we have confidence in the ability of the current Board to improve the Company’s operating performance and enhance stockholder value.  Without change to the current Board, we also fear that the Company’s intrinsic value may continue to sharply deteriorate under the continued stewardship of the current Board.  From 2007 to 2012, Office Depot’s revenue has declined from $15.5 billion to $10.7 billion.  Over that same time, general and administrative expenses have increased from $646 million to $673 million.  This has caused adjusted operating income to decline from $522 million to $97 million in 2012.  With the right Board leadership and improved oversight, we believe significant opportunities exist to greatly improve operating performance and enhance stockholder value.

If elected to the Board, our nominees, subject to their fiduciary duties as directors, will work with the other members of the Board to vigorously explore all opportunities to enhance stockholder value, including, but not limited to, adjusting operating expenses to appropriately reflect current business prospects, applying more stringent methods for allocating capital to growth initiatives, fully evaluating each of the Company’s business segments to identify financial and strategic opportunities for value creation, and any other opportunities to unlock value that the nominees may identify.

The Board is currently composed of ten directors, all of whom are up for election at the 2013 Annual Meeting and three of whom are currently designated by BC Partners, Inc. (together with its affiliates, “BC Partners”) pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009, among the Company, BC Partners and certain funds advised by BC Partners.  Under the terms of the Investor Rights Agreement, for so long as BC Partners’ ownership percentage is at 5%, 10% and 15% of the outstanding voting securities of the Company, BC Partners has the right to nominate for election to the Board one, two and three directors, respectively, (the “BC Partners Designees” and each, a “BC Partners Designee”). Under a voting agreement (the “BC Partners Voting Agreement”) entered into simultaneously with the Merger Agreement (as defined below), Office Depot, OfficeMax and BC Partners agreed that, effective as of immediately following the receipt of the requisite Office Depot stockholder approval in connection with the OfficeMax Merger and the consent of certain Office Depot creditors, 175,000 shares of the convertible preferred stock held by BC Partners (the “Preferred Stock”) will be redeemed for cash by Office Depot. In addition, upon satisfaction or waiver of the closing conditions under the Merger Agreement and following receipt by Office Depot of the consent of certain creditors, all remaining shares of the Preferred Stock then held by BC Partners will, effective as of immediately prior to completion of the OfficeMax Merger, be redeemed for cash by Office Depot.  In connection with the BC Partners Voting Agreement, Office Depot and BC Partners also entered into a termination agreement, pursuant to which the Investor Rights Agreement will automatically terminate effective as of the completion of the OfficeMax Merger.

Accordingly, we believe that following any partial redemption of the Preferred Stock, BC Partners would be entitled to designate two BC Partners Designees at the 2013 Annual Meeting, assuming that the OfficeMax Merger is not consummated prior to the 2013 Annual Meeting.  In the event that the OfficeMax Merger is consummated prior to the 2013 Annual Meeting, BC Partners would not be entitled to designate any BC Partners Designees for election to the Board at the 2013 Annual Meeting.

We are seeking to change a significant minority of the Board. Through the attached Proxy Statement, we are soliciting proxies to elect not only our four director nominees, but also the candidates who have been nominated by the Company other than _______________, _______________, _______________, and _______________. This gives stockholders the ability to vote for the total number of directors up for election at the Annual Meeting. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE proxy card today.  The attached Proxy Statement and the enclosed WHITE proxy card are first being furnished to the stockholders on or about __________, 2013.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support.

Jeffrey C. Smith
Starboard Value and Opportunity Master Fund Ltd

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Starboard’s proxy materials,
please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: 877-869-0171
E-mail: info@okapipartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JULY 2, 2013

2013 ANNUAL MEETING OF STOCKHOLDERS
OF
OFFICE DEPOT, INC.
_________________________

PROXY STATEMENT
OF
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value LP (“Starboard Value LP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, and Peter A. Feld (collectively, “Starboard” or “we”) are significant stockholders of Office Depot, Inc., a Delaware corporation (“Office Depot” or the “Company”), owning approximately 14.6% of the outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company.  We are seeking to change a significant minority of the Board of Directors of the Company (the “Board”) because we believe that the Board must be significantly reconstituted to ensure that the interests of the stockholders, the true owners of Office Depot, are appropriately represented in the Office Depot boardroom.  We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value. We are seeking your support at the annual meeting of stockholders scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on Wednesday, August 21, 2013 at __:__ _.m., local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2013 Annual Meeting”), for the following:

1.
To elect Starboard V&O Fund’s four director nominees Cynthia T. Jamison, Robert L. Nardelli, Jeffrey C. Smith and Joseph S. Vassalluzzo (each a “Nominee” and, collectively, the “Nominees”) to serve until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the current year;

3.	To hold an advisory vote approving the Company’s executive compensation (the “Say-on-Pay Proposal”); and

4.	To transact any other business that may properly come before the meeting and any adjournment thereof.

This Proxy Statement is soliciting proxies to elect not only our four Nominees, but also the candidates who have been nominated by the Company other than _______________, _______________, _______________ and _______________.  This gives stockholders who wish to vote for our Nominees the ability to vote for a full slate of ten nominees in total.

As of the date hereof, the members of Starboard and the other participants collectively own 42,286,614 shares of Common Stock (the “Starboard Group Shares”).  While we currently intend to vote all of the Starboard Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders.  We would only intend to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the Nominees would be elected at the 2013 Annual Meeting and that by voting the Starboard Group Shares we could help elect the Company nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders.  Stockholders should understand, however, that all shares of Common Stock represented by the enclosed WHITE proxy card will be voted at the 2013 Annual Meeting as marked and, in the absence of specific instructions, will be voted in accordance with Starboard’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the 2013 Annual Meeting.

The Company has set the close of business on July 11, 2013 as the record date for determining stockholders entitled to notice of and to vote at the 2013 Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 6600 North Military Trail, Boca Raton, Florida 33496.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2013 Annual Meeting.  According to the Company, as of the Record Date, there were ________ shares of Common Stock outstanding, each of which is entitled to one vote on each matter considered at the 2013 Annual Meeting.  In addition, according to the Company, as of the Record Date, there were ________ shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and _______ shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, outstanding, which in the aggregate are entitled to __________ votes.

THIS SOLICITATION IS BEING MADE BY STARBOARD AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2013 ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH STARBOARD IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE 2013 ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

STARBOARD URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2013 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2013 ANNUAL MEETING OR BY VOTING IN PERSON AT THE 2013 ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting—This Proxy Statement and our WHITE proxy card are available at
[_______________________]

______________________________

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.  Starboard urges you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of the Nominees.

•
If your shares of Common Stock are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to Starboard, c/o Okapi Partners LLC (“Okapi Partners”) in the enclosed postage-paid envelope today.

•
If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our Nominees only on our WHITE proxy card.  So please make certain that the latest dated proxy card you return is the WHITE proxy card.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Stockholders Call Toll-Free at: 877-869-0171 E-mail: info@okapipartners.com

Background to the Solicitation

The following is a chronology of material events leading up to this proxy solicitation.

•	Between June 2012 and September 2012, representatives of Starboard had conversations with the investor relations personnel of Office Depot to discuss the business fundamentals.

•
On September 5, 2012, representatives of Starboard met with Office Depot’s Chairman of the Board and CEO, Neil Austrian, and other members of Office Depot’s management team at a Goldman Sachs conference to discuss the business fundamentals.

•
On September 17, 2012, Starboard disclosed a 13.3% interest in Office Depot and delivered a letter to Office Depot’s Chairman and CEO, Neil Austrian, and the Board (the “September 17 Letter”).  Starboard’s comprehensive letter demonstrated that based on its detailed research and analysis, Office Depot is deeply undervalued and a substantial opportunity exists to improve its performance and valuation based on actions that are within the control of the Board and management team.  Starboard outlined a number of opportunities to meaningfully improve operating performance and dramatically increase EBITDA.  The letter stated that the Company could achieve substantial margin improvement by, among other things: (i) meaningfully reducing general and administrative (“G&A”) expenses to historical G&A expense-to-sales and G&A expense per store ratios; (ii) significantly lowering advertising expenses, which are substantially higher than peer levels and do not appear to be generating an adequate return on advertising dollars invested; (iii) increasing the mix of higher-margin services in its North American Retail Division, which carry gross margins two times greater than its average store gross margin; (iv) increasing private label direct sourced penetration of stock-keeping units (SKUs), which carries significantly higher gross margins than sourcing through an agent; (v) reducing the number of SKUs in order to lower procurement expense; (vi) downsizing to smaller store formats to drive substantially higher operating margins; and (vii) increasing the mix of significantly higher-margin small-to medium-sized business customers in the Company’s North American Business Solutions Division.  Starboard further estimated that the JV Interest, which is not consolidated in the Company’s financial statements, could be worth more than 50% of Office Depot’s entire enterprise value.  Starboard stressed that management must act with a sense of urgency and discipline to reduce expenses and execute on strategic initiatives and expressed its hope for constructive dialogue with the Board and senior management to address the challenges and opportunities facing Office Depot, and to ensure that it is run with the best interests of all stockholders as the primary objective.

•
On October 2, 2012, Jeff Smith, CEO of Starboard Value, had a conversation with Neil Austrian, in the course of which Mr. Smith expressed Starboard’s desire to constructively work with the Company and help it unlock value for stockholders.

•	On October 12, 2012, in an amendment to its Schedule 13D, Starboard disclosed aggregate ownership of 42,100,000 shares of Common Stock, or 14.8% of the outstanding shares of Common Stock.

•	On October 30, 2012, the Company announced that effective October 24, 2012, the Board had adopted a “poison pill” rights plan (the “Poison Pill”) with a 15% ownership limitation.

•
On November 7, 2012, representatives of Starboard met with members of the Board at the Company’s executive headquarters in Boca Raton, Florida.  During the meeting, Starboard discussed with the Board the challenges facing the Company and its views on how to improve profitability and unlock value for stockholders.

•
On November 16, 2012, Starboard delivered a letter to the Independent Members of the Board (the “November 16 Letter”).  In the letter, Starboard denounced the adoption by the Board of the Poison Pill.  Starboard outlined in the letter its belief that the Poison Pill is part of a scheme designed to preserve and entrench the Board by limiting the influence of stockholders over Board composition and other matters, while allowing the Board to maintain and increase its effective voting control over the Company.  Specifically, Starboard explained how the Poison Pill when taken together with the voting agreement provisions under the Investor Rights Agreement with BC Partners effectively provides the Board with current voting authority over securities representing in excess of 22% of the securities eligible to vote while limiting common stockholders to economic ownership of only 15% and maximum voting authority of only 11.7%.  Further, Starboard highlighted specific exemptions under the Poison Pill that allow the Board to further increase its effective voting authority while at the same time diluting common stockholders’ voting authority.  One such exemption paves the way for the Board to continue to pay in-kind quarterly dividends to BC Partners on its 10% perpetual preferred stock.  Another exemption permits BC Partners to acquire another 2% of common shares.  Starboard found these exemptions particularly egregious since BC Partners is required by the Investor Rights Agreement to vote with the Board on the election of directors and other matters that are up for stockholder vote.  Starboard called on the Board to immediately: (i) take any actions necessary to ensure that BC Partners’ preferred stock votes on a pro-rata basis in accordance with all stockholders, not solely in accordance with the recommendation of the Board; and (ii) revoke the ill-advised Poison Pill.

•
On December 4, 2012, representatives of Starboard met with members of the management team of Office Depot at the Company’s executive headquarters.  During the meeting, Starboard discussed the challenges facing the Company and its views on how to improve profitability and unlock value for stockholders.  Starboard also expressed its continued desire to work constructively with the Company for the benefit of all stockholders.

•
During the months of December 2012 through February 2013, Mr. Smith had several discussions with members of the Board.  During those discussions, Mr. Smith stated his views on how to unlock value for stockholders.  Mr. Smith also expressed his willingness to join the Board alone because Starboard believed his experience and interest in Office Depot could be valuable in the event that the Board were to undertake any potential negotiations with either OfficeMax or relating to the JV Interest.

•
On January 24, 2013, the Company announced that, after discussions with Starboard the Board amended and restated the Company’s Bylaws to extend the deadline for stockholders to nominate candidates for election to the Board at the 2013 Annual Meeting to the close of business on February 25, 2013.

•
On February 20, 2013, Office Depot announced its entry, together with its wholly owned direct subsidiaries Dogwood Merger Sub Inc. and Dogwood Merger Sub LLC, into an Agreement and Plan of Merger (the “Merger Agreement”) with OfficeMax and its subsidiaries, Mapleby Holdings Merger Corporation and Mapleby Merger Corporation, pursuant to which the companies would combine in an all-stock merger of equals transaction intended to qualify as a tax-free reorganization, or the OfficeMax Merger.  Under the Merger Agreement, each share of OfficeMax common stock would be converted into the right to receive 2.69 shares of Office Depot Common Stock.

•
Between February 20, 2013 and February 22, 2013, Mr. Smith had conversations with certain members of the Board.  Mr. Smith discussed Starboard’s continued desire to work constructively with the Company to improve the Board through the addition of directors with significant retail operating experience.  Mr. Smith also stated that while Starboard was highly encouraged by the announcement of the OfficeMax Merger, there was still uncertainty as to whether the OfficeMax Merger would be approved by stockholders and that the work of Office Depot’s directors was not finished.  Mr. Smith also noted Office Depot’s poor quarterly results announced on February 20, 2013.  Mr. Smith reiterated that Office Depot needed the best Board and management team possible to improve the operating performance of the Company to help the chances of the OfficeMax Merger’s success and put Office Depot in a stronger position as a stand-alone entity if the OfficeMax Merger was not approved.

•
On February 22, 2013, Office Depot announced that on February 15, 2013 the Board received an offer from the Company’s joint venture partner, Gigante to purchase its JV Interest, Office Depot de Mexico, for $690.5 million. Gigante’s offer was set to expire on February 28, 2013.

•
Also on February 22, 2013, the Company announced that the Board has amended and restated the Bylaws to provide that stockholder nominations of director candidates to the Board for election at the 2013 Annual Meeting must be submitted no later than the tenth day following the day on which public announcement of the date of the such annual meeting is made (the “2013 Amended Nomination Deadline”).

•
On February 27, 2013, Starboard delivered another letter to the Board (the “February 27 Letter”). In the letter, Starboard restated its belief that the significant value of the JV Interest is not fully reflected in the stock price of the Company. Starboard noted that since Gigante’s offer to purchase the JV Interest for $690.5 million is set to expires on February 28, 2013, Starboard believes the Board should promptly obtain consent from OfficeMax under the Merger Agreement with OfficeMax to immediately explore a sale of the JV Interest to maximize value for stockholders. Starboard stated in the letter it believes it is the Board’s fiduciary duty to monetize the Company’s interest in the joint venture given the clear benefit to both Office Depot and OfficeMax as a combined company and Office Depot as a stand-alone company. Starboard stated further that it recognizes OfficeMax is potentially conflicted as a sale of the JV Interest, while beneficial to the combined company, would also be beneficial to Office Depot as a stand-alone business and, therefore, may strengthen a competitor should the OfficeMax Merger not be completed. Starboard noted in the February 27 Letter that if OfficeMax did not consent to Office Depot’s negotiations with Gigante or any other potential buyer regarding the sale of the JV Interest, Starboard would view this as both unreasonable and potentially anti-competitive.

•
On March 6, 2013, representatives of Starboard met with members of the Board.  During the meeting, Starboard discussed its continued desire to work constructively with the Company to improve the Board with directors that have significant retail operating experience and can assist to unlock value for stockholders.

•	On March 11, 2013, Mr. Smith spoke to a member of the Board to reiterate the importance of unlocking value for Office Depot stockholders by exploring alternatives for the JV Interest.

•
On March 12, 2013, Starboard delivered a private letter to the Board reiterating its strong belief that it is incumbent upon the Board to immediately seek to monetize the JV Interest by exploring a sale of the JV Interest to Gigante, whose offer was then set to expire on March 15, 2013.  Starboard noted it expects the Board to send a formal written request to OfficeMax to seek consent to pursue such a sale and set forth the Board’s view that a sale of the JV Interest at a full and fair price is clearly in the best interest of Office Depot stockholders on a stand-alone basis as well as in the best interest of Office Depot / OfficeMax stockholders in a business combination and that the Board expects OfficeMax’s consent to be given and not unreasonably withheld.

•
On March 18, 2013, Starboard delivered a fourth letter to the Board (the “March 18 Letter”) stating its belief that the Board must be significantly reconstituted immediately, whether Office Depot continues as a stand-alone company or as a merged company with OfficeMax.  Starboard explained in the letter that a new and improved Board is needed to: (1) act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax, if the merger is approved, (2) select  a committee of the Company’s directors to work with a committee of OfficeMax directors to conduct a process to select a Chief Executive Officer of the combined company, and (3) contribute the most highly-qualified directors possible to the combined company’s board. In the letter, Starboard also urged the Company to schedule its annual meeting of stockholders for a date prior to the potential consummation of the OfficeMax Merger so that the Company’s stockholders can choose who they want to represent them on the Board at this critical time.

•
Also on March 18, 2013, Starboard V&O Fund delivered a letter to the Corporate Secretary of the Company (the “Nomination Letter”) nominating six highly-qualified candidates for election to the Board who have the well-balanced mix of skill sets to ensure that the Company openly evaluates all strategic alternatives and successfully addresses the challenges ahead. Starboard cautioned that waiting for a stockholder meeting to add these highly-qualified candidates on the Board is a mistake and the Board should immediately engage with Starboard to reconstitute the Board.

•
On April 9, 2013, Office Depot and OfficeMax filed a joint proxy statement/prospectus in connection with, among other things, the holding of a special meeting of Office Depot stockholders at which the Office Depot stockholders will be asked to vote on certain matters related to the OfficeMax Merger (the “Special Meeting”).

•
On April 17, 2013, representatives of Starboard met with members of the Board at Starboard’s offices.  The purpose of the meeting was to discuss Board representation and related matters.  During the meeting, Mr. Smith asked the Board members whether the Company planned on holding the 2013 Annual Meeting in a timely manner under Delaware law. The Board members asserted that, given the announced OfficeMax Merger, the Company had to delay the 2013 Annual Meeting.  Mr. Smith responded that that he did not believe there was such a requirement and that the Company’s merger partner, OfficeMax, had already set its annual meeting date consistent with its previous years’ annual meetings.  With respect to Board representation, the members of the Board stated that no incumbent director was willing to leave the Board at this time.  They also stated that they would be willing to expand the Board from ten directors to twelve directors and offer Starboard the opportunity to designate one independent candidate to join the Board immediately and that such candidate would be offered one of the five directorships on any pro forma Office Depot / Office Max Board.  The other newly created directorship would be filled at the recommendation of the Nominating and Governance Committee of the Board and would not be filled by a candidate recommended by Starboard.  The Board members also made clear that under no circumstance would Mr. Smith be invited to join the Board because the Board did not believe it was appropriate to have a stockholder representative on the Board, even if that stockholder was the largest common stockholder of the Company.  Mr. Smith stressed that it was critically important that the Board should be improved right away with the addition of a number of highly-qualified individuals that could help the Company improve its operations and develop a plan for future success in the event that the OfficeMax Merger is not consummated.  Mr. Smith emphasized his belief that even if the Board felt there is a high likelihood that the OfficeMax Merger would be consummated, the Company could not afford to run on autopilot with the hope that everything turns out for the best. Mr. Smith expressed Starboard’s concern, as the largest stockholder of the Company, that the stockholders could not afford to wait for months to find out whether the OfficeMax Merger will close and only then start developing a future plan, if needed.  Mr. Smith reiterated that Office Depot needs the best Board and management team possible at this critical juncture to improve the operating performance of the Company now.  Improved operating performance will increase the chances of the OfficeMax Merger being successful and will place Office Depot in a strong position as a stand-alone entity if the OfficeMax Merger is not consummated for any reason.  Since no incumbent director was willing to step down from the Board, in an effort to work constructively with the Company, Mr. Smith offered that the Board be expanded from ten to fourteen members and four Starboard designees be invited to serve in the newly created directorships, with only two of those four candidates being among the five directors to be contributed to any combined Office Depot / Office Max Board.

•
On April 22, 2013, Starboard commenced a consent solicitation filing of a preliminary consent statement with the Securities and Exchange Commission (the “SEC”) seeking to remove four incumbent directors and replace them with four highly-qualified director candidates.

•
Also on April 22, 2013, Starboard delivered a letter to the Board expressing strong disappointment at the Board’s failure to work constructively with Starboard to reconstitute the Board and informing them of its filing of a preliminary consent statement with the SEC seeking to remove and replace a minority of the current Board.  Starboard reiterated its deep frustration with the Board’s lack of action regarding the sale of the JV Interest. Starboard also expressed disappointment at the lack of progress in its discussions with the Board regarding Board representation and pointed out that it has become clear that the Company has no intention of holding the 2013 annual meeting of stockholders in a timely manner. Accordingly, Starboard’s only available alternative for providing stockholders with an opportunity to elect directors at the time is by conducting a consent solicitation.  Starboard concluded that it would consider possibly foregoing its consent solicitation if the Board immediately committed to a framework that would provide for the addition of its highly-qualified candidates to the Board.

•	On May 10, 2013, Office Depot filed a consent revocation statement with the SEC.

•
On June 4, 2013 Office Depot announced that on June 3, 2013 Office Depot together with its wholly-owned subsidiary Office Depot Delaware Overseas Finance No.1, LLC entered into a Stock Purchase and Transaction Agreement for the sale of the JV Interest to Gigante, and its subsidiary, Hospitalidad y Servicios Especializados Gigante, S.A. de C.V., for an aggregate purchase price of approximately $690 million.

•
On June 10, 2013, Office Depot announced that the Special Meeting would be held on July 10, 2013 for stockholders to vote on the Office Depot share issuance in connection with the OfficeMax Merger.  The Company did not include the election of directors as an agenda item for the Special Meeting.

•
On June 12, 2013, Starboard V&O Fund filed a complaint pursuant to Section 211 (the “Complaint”) of the Delaware General Corporations Law (the “DGCL”) requesting the Court of Chancery of the State of Delaware (the “Court of Chancery”) to compel the Company to promptly hold its 2013 Annual Meeting for the election of directors.  The Complaint pointed out that Office Depot had not held such an annual meeting of the stockholders since April 26, 2012, or for more than thirteen (13) months.  In the Complaint, Starboard V&O Fund noted that historically, the Company had held its annual meeting during the latter half of April for at least the past six years.  Consistent with the DGCL, if no date has been designated by a corporation for a period of thirteen (13) months after its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder.  The Complaint stated that the OfficeMax Merger does not provide a valid reason for the Company to deprive stockholders of their right to meet annually to elect directors.

•
On June 17, 2013, in an apparent reaction to Starboard V&O Fund’s commencement of legal proceedings in the Court of Chancery, the Company announced it will hold its 2013 Annual Meeting on August 21, 2013. Starboard attempted to obtain the Company’s voluntary agreement to a stipulation that would prevent Office Depot from unilaterally delaying or postponing the 2013 Annual Meeting any further.  After Office Depot refused to agree to such a stipulation, Starboard V&O Fund proceeded to file a motion seeking a court order to such effect to ensure that the Board will adhere to the August 21, 2013 date.

•
On June 25, 2013, the Court of Chancery issued a court order compelling Office Depot to hold its 2013 Annual Meeting on August 21, 2013 absent certain, limited circumstances and depriving the Company of the ability to unilaterally postpone or delay the 2013 Annual Meeting any further.

•
Based upon the court order, on June 26, 2013, Starboard announced its decision to terminate its consent solicitation and instead seek the election of its four highly-qualified director candidates at the upcoming 2013 Annual Meeting.

•
On June 27, 2013, Starboard V&O Fund delivered a Supplemental Notice to the Corporate Secretary of the Company, dated June 27, 2013, to update and supplement the Nomination Letter and to confirm Starboard V&O Fund’s nomination of four director candidates, Cynthia T. Jamison, Robert L. Nardelli, Jeffrey C. Smith and Joseph S. Vassalluzzo (the “Nominees“), for election to the Board at the 2013 Annual Meeting.  Starboard V&O Fund delivered the Supplemental Notice notwithstanding its belief that the Nomination Letter it delivered on March 18, 2013 continues to be valid and satisfies the Company’s advance notice requirements for all purposes under the Bylaws.

REASONS FOR THE SOLICITATION

WE BELIEVE THAT CHANGE IN A SIGNIFICANT PORTION OF OFFICE DEPOT’S BOARD IS NEEDED NOW

Starboard has conducted extensive due diligence on Office Depot and each of its business units. In so doing, we have carefully analyzed the Company’s operating and financial performance and have reviewed the competitive landscape in the office supply superstore (OSS) sector in which it operates.  In five public letters and numerous private communications with certain members of management and the Board, we have demonstrated the causes for our concerns with Office Depot and have clearly articulated our views on the challenges Office Depot faces, and the future opportunities it can hope to capture.  We are disappointed by this Board’s failure to address the issues we have identified and question whether the Board as currently composed has the commitment and open-mindedness to maximize opportunities for value creation.

Specifically:

•
we question whether this Board, which has failed to address Office Depot’s persistent operating underperformance, has the qualifications, skills and experience required to oversee a turnaround of Office Depot whether as a stand-alone company or as a merged company;

•	we question this Board’s financial expertise and open-mindedness in pursuing paths to enhance stockholder value; and

•
we are concerned that this Board’s decision to implement the Poison Pill and maintain  disproportionate voting control through the voting arrangement with the preferred stockholders at the expense of the common stockholders is indicative of a Board whose primary focus may not be on protecting the best interests of the common stockholders.

In our view, the Board’s decision to pursue the OfficeMax Merger places the Company at a critical juncture.  Now more than ever, Office Depot needs a well-qualified, committed and capable Board to protect the interests of Office Depot’s stockholders and to ensure that Office Depot contributes the most highly-qualified individuals to the combined company’s board, should the OfficeMax Merger be consummated.  We strongly believe that the Board must be significantly improved with highly-qualified individuals that are capable of substantially improving the operating performance of the Company if the OfficeMax Merger is not consummated for any reason and to maximize the long term synergies with OfficeMax if the OfficeMax Merger is approved.

We Believe a Reconstituted Board is Needed to Improve Operational Performance on a Stand-Alone Basis and Oversee Integration with OfficeMax if the OfficeMax Merger is Approved

We are deeply concerned with the current operating performance of the Company.  We believe a reconstituted Board that possesses the appropriate skill sets to oversee a turnaround of Office Depot with a goal of substantially improving operating performance is necessary whether as a stand-alone company or as a merged company.  Starboard has selected the Nominees after an exhaustive process of review and consideration and is confident that they are better-qualified to oversee Office Depot through this critical time for the Company.   Starboard’s Nominees have a well-balanced mix of skills and substantial retail operating experience, which is indispensable for a successful turnaround of the Company and which is largely missing in the Board as currently composed.  Based on the Company’s public filings, only two out of the ten current directors have relevant operating experience.  In contrast, Starboard’s Nominees have significant operational and turnaround experience, financial and technical expertise, and industry knowledge.  Stockholders cannot afford to simply continue with the status quo and hope for improved results down the road if the Company is merged.  Instead, now is the time to act to immediately improve the current operating performance of the business on a stand-alone basis and place the Company in a position to maximize the longer term synergies with OfficeMax if the OfficeMax Merger is consummated.

It has almost been a year now since Starboard initially set forth its belief in its September 17 Letter that, based on its detailed research and analysis, Office Depot is deeply undervalued and a substantial opportunity exists to improve its performance and valuation based on actions that are within the control of the Board and management team.  In the letter, Starboard stated that, compared to its direct peers, Office Depot’s operating margins are far lower despite no meaningful structural dissimilarities in the business.  As shown in the table below, Office Depot generated operating margins of only 0.9% in 2012, well below the operating margins of Staples at 6.3% and even below the operating margins of OfficeMax at 2.0%, despite Office Depot’s significant scale advantage as compared to OfficeMax.

Peer Comparison	($ in millions)
	Staples	Office Depot	OfficeMax
2012 Revenue	$24,381	$10,696	$6,920
2012 Operating Income	$1,548	$97	$139
2012 Operating Income Margin (1)	6.3%	0.9%	2.0%

(1) Operating income and operating income margin are adjusted to exclude non-recurring items
(2) Non-GAAP numbers are based on disclosure provided in the Company’s most recent Form 10-K for which reconciliation to GAAP results has been provided under the Investor Relations tab on the Company’s website

Starboard stated that while it understands that the Office Supply Sector has been challenged by a confluence of outside factors, it believes that the Company has not adequately adapted to new market realities and has not reduced spending levels sufficiently to offset declines in revenue.  Starboard notes that from 2007 to 2012, Office Depot’s store count declined from 1,370 to 1,235 and its total revenue declined from $15.5 billion to $10.7 billion, yet total general and administrative (“G&A”) expenses actually increased by $27 million from $646 million to $673 million over that same time period.  As a percentage of revenue, total G&A expenses increased from 4.2% in 2007 to 6.3% in 2012.  G&A expenses per store increased from approximately $471,000 in 2007 to $545,000 in 2012.

G&A Expense Analysis		($ in millions)
	2007	2012	Change
Stores	1,370	1,235	(135)
Revenue	$15,528	$10,696	$(4,832)
Total G&A (1)	$646	$673	$27
Metrics:
Total G&A / Revenue	4.2%	6.3%	2.1%
Total G&A / Store ($000)	$471	$545	$74

(1) Total G&A for 2007 and 2012 are GAAP numbers and based on Company filings

Starboard also notes that advertising expenses, which are reported separately from G&A expenses, are substantially higher as a percentage of revenue than they are for either Staples or OfficeMax.  For example, in 2012, Office Depot spent $402 million, or 3.8% of revenue, on advertising expenses versus Staples, which spent $534 million, or 2.2% of revenue, and OfficeMax, which spent $212 million, or 3.1% of revenue.

Advertising Expense Analysis		($ in millions)
	ODP	OMX	SPLS
Total Revenue	$10,696	$6,920	$24,381
Total Advertising Expenses	$402	$212	$534
% of Total Revenue	3.8%	3.1%	2.2%

Despite Office Depot’s significantly higher advertising spend as a percentage of sales, revenue growth relative to peers has been far worse.  In fact, from 2007 to 2012, Office Depot’s revenue declined by 31%, as compared to a decline of 24% for OfficeMax and approximately 11% for Staples1.

In Starboard’s September 17 Letter to the Board, it outlined a number of opportunities to meaningfully improve operating performance and dramatically increase EBITDA.  Specifically, Starboard explained that Office Depot can achieve substantial margin improvement by, among other things: (i) meaningfully reducing G&A expenses to historical G&A expense-to-sales and G&A expense per store ratios; (ii) significantly lowering advertising expenses, which are substantially higher than peer levels and do not appear to be generating an adequate return on advertising dollars invested; (iii) increasing the mix of higher-margin services in its North American Retail Division, which carry gross margins two times greater than its average store gross margin; (iv) increasing private label direct sourced penetration of stock-keeping units (SKUs), which carries significantly higher gross margins than sourcing through an agent; (v) reducing the number of SKUs in order to lower procurement expense; (vi) downsizing to smaller store formats to drive substantially higher operating margins; and (vii) increasing the mix of significantly higher-margin small-to medium-sized business customers in the Office Depot’s North American Business Solutions Division.

1 Estimated Staples revenue decline from 2007 to 2012 adjusts 2007 revenue by $8.0 billion to reflect the Corporate Express acquisition as per Staples transcript dated August 19, 2008.

To date, Office Depot is continuing to significantly underperform and the Company has not made public disclosure that would suggest that the Board has done much to address the issues or to implement our proposed solutions.  The Board must therefore be significantly reconfigured with individuals who possess the skills, expertise and commitment to take the necessary steps to restore the Company to profitability.  Stockholders cannot afford to wait for improved financial and operating performance as a combined company if the OfficeMax Merger is approved.  Further, we believe that the Company needs to address its underperformance in advance of any potential consummation of the OfficeMax Merger in order to be positioned to maximize synergies from the combination if the transaction is approved.

We Believe a New and Improved Board Should Help Select Any Future CEO and Be Eligible to Serve on Any Combined Office Depot / OfficeMax Board

If the OfficeMax Merger should be consummated, Office Depot’s Board would be charged with two critical tasks:

(i)	selecting a committee of Office Depot directors to work with a committee of OfficeMax directors to conduct a formal process to identify and select a CEO of the combined company; and

(ii)	contributing the most highly-qualified directors possible to the combined Office Depot / OfficeMax board.

On April 9, 2013, Office Depot announced the formation and composition of the CEO selection committee.   On June 11, 2013, Office Depot announced it has retained management consultancy firm, Korn/Ferry International, to assist the CEO selection committee in the search for a CEO.  We note that Office Depot has designated directors Nigel Travis, Marsha J. Evans and Thomas J. Colligan as members of the CEO selection committee.  We believe the Board should be reconstituted now prior to the selection of a future CEO so that Office Depot can contribute the most qualified and suitable independent directors to serve on the CEO selection committee.

We are also concerned that the current Board is not in the best position to contribute qualified and committed individuals who can maximize the synergies from any potential combination in their roles as directors of any combined board in light of the current Board’s failure to oversee a turnaround of Office Depot on a stand-alone business.  Accordingly, we believe that if the Board is reconstituted now, prior to the selection of a future CEO and in advance of any potential consummation of the OfficeMax Merger, then a better qualified set of individuals that includes Starboard’s nominees may have the opportunity to weigh in and make a better decision as to who should serve as the future CEO.   Furthermore, the directors to be contributed to any combined Office Depot / OfficeMax board will be selected from this improved Office Depot Board.  Starboard firmly believes that if added to the Board, Starboard’s nominees will be among the directors with the most retail operating experience and relevant expertise, and therefore should be eligible to be among the additions to any combined Office Depot / OfficeMax board and have an opportunity to directly shape the future of any combined entity.

We Question the Commitment of the Current Board Members to Act in the Best Interests of Stockholders in Light of Their Past Manipulation of the Corporate Machinery to Insulate Themselves and Usurp Voting Control

In our view, it is imperative at this critical juncture that the Company is overseen by a group of individuals who are well positioned to serve the best interests of stockholders.  Past practices show that the Board has long engaged in activities that, in our view, have the effect of preserving and entrenching the Board at the expense of the stockholders.  We were disappointed and concerned when the current Board adopted a Poison Pill with a 15% ownership limitation on October 24, 2012, and just days after we disclosed an ownership position in Office Depot of 14.8%.  As described in more detail in our November 16 open letter to the Board, in combination with the Investor Rights Agreement with BC Partners, Starboard believes the Board’s actions have the effect of preserving and entrenching the Board by limiting the influence of stockholders over Board composition and other matters, while allowing the Board to maintain and increase its effective voting control over the Company.

The Poison Pill, when taken together with the voting agreement provisions under the Investor Rights Agreement, effectively provides the Board with current voting authority over securities representing in excess of 22% of the securities eligible to vote while limiting common stockholders to economic ownership of only 15% and maximum voting authority of only 11.7%.  Further, certain specific exemptions under the Poison Pill allow the Board to further increase its effective voting authority while at the same time diluting common stockholders’ voting authority.  One such exemption paves the way for the Board to pay in-kind quarterly dividends to BC Partners on its Preferred Stock.  Another exemption permits BC Partners to acquire another 2% of common shares.  These exemptions are particularly troubling since BC Partners is required to vote with the Board on the election of directors and other matters that are up for stockholder vote.

In light of these past decisions that have had a detrimental effect on the rights of the common stockholders, we seriously question this Board’s commitment to make the critical choices that face the Company in the best interests of the Company’s stockholders.

OUR FOUR NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND COMMITMENT NECESSARY TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO UNLOCK VALUE FOR STOCKHOLDERS

As Office Depot’s largest common stockholder who we also believe will be the largest stockholder of any combined company if the OfficeMax Merger is consummated, we have heightened concerns that the Board lacks the objectivity necessary to act in the best interest of stockholders.  We have identified four highly qualified directors with valuable and relevant business and financial experience who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.  Further, we believe Office Depot’s continued underperformance at this critical time for the future of the Company warrants the addition of a direct stockholder representative on the Board to ensure that all decisions are made with the best interests of all stockholders as the primary objective.

Cynthia T. Jamison serves on the board of directors of Tractor Supply Company, where she is currently lead director and has served as the chair of several committees since joining the board in 2002. Ms. Jamison has also served as a director of B&G Foods, Inc., since 2004. Previously, Ms. Jamison served on the boards of directors of Cellu Tissue Holdings, Inc. and Horizon Organic Holding Corp. before both companies were sold at high premiums to their market prices. As part of her role as a partner with Tatum LLC, an executive services firm, Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., eMac, Inc, a joint venture between McDonald's Corporation and KKR & Co. L.P., and Cosi, Inc. Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises and held various positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison's experience in handling financial and technical turnaround challenges together with her high level, strategic insight at the governance level, make her an excellent candidate for the Board.

Robert L. Nardelli is the founder and Chief Executive Officer of XLR-8, LLC, Investment & Advisory Co., an investment and consulting company, he established in 2012. Commencing in 2007, Mr. Nardelli has served in several capacities at Cerberus Capital Management, L.P., a private investment firm, including as an Interim CEO of several of its portfolio companies and as the CEO of Cerberus Operations & Advisory Company, LLC, and is currently the Senior Advisor to Steve Feinberg, Cerberus' founder. In 2007, Cerberus named Mr. Nardelli to the role of Chairman and CEO of Chrysler LLC, the automaker, which he held until 2009, at which time he returned to Cerberus. While at Chrysler, Mr. Nardelli implemented several strategic moves that analysts say helped the firm emerge from restructuring. Mr. Nardelli was also the CEO and Chairman of The Home Depot, Inc., the home improvement retailer, from 2000 through 2006, where he also served as a director. During Mr. Nardelli's tenure, Home Depot's revenues and net earnings doubled, 1,000 new stores were opened and 135,000 new jobs were added. From 2002 until 2005, Mr. Nardelli served on the Board of Directors of The Coca-Cola Company. He also held several senior executive posts at General Electric Company during the period from 1971 to 2000, except from 1988 – 1992, when he took leave of GE to become Senior Vice President and General Manager of the Case Construction Equipment global company. While at GE, Mr. Nardelli was the Chief Executive Officer of two of its major companies, GE Power Systems and GE Transportation Systems. He earned an MBA from the University of Louisville in 1975 and a Bachelor of Science degree in business from Western Illinois University in 1971. His 40-plus years of global operating experience, financial expertise, consistent performance and an impressive track record serving on the boards of directors of public companies, will make him a valuable addition to the Board.

Jeffrey C. Smith is co-Founder, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is the largest stockholder of Office Depot. Mr. Smith has extensive public company board experience. Currently, he serves on the board of directors of Regis Corporation and Quantum Corporation. Previously, he was the Chairman of the Board of Phoenix Technologies Ltd. until its sale to Marlin Equity Partners, and served on the boards of directors of Zoran Corporation until its sale to CSR plc, Actel Corporation until its sale to Microsemi Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc. Mr. Smith also served as a member of the Management Committee for Register.com. In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith's extensive public board experience and experience in a variety of industries together with his management experience in a variety of roles will enable him to provide invaluable oversight to the Company's Board.

Joseph S. Vassalluzzo currently serves as a director on a number of public company boards, including Federal Realty Investment Trust, where he is Non- Executive Chairman of the Board, and Life Time Fitness, where he is Lead Director and Chairman of the Compensation Committee. Mr. Vassalluzzo also operates a retail consulting business and served as a director and Chairman of the Nominating Committee of iParty Corp until its sale to Party City Holdings Inc. in May 2013. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc., from 1989 until 2005, most recently as Vice Chairman, where he had world-wide responsibility for all of Staples' real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management. In addition, Mr. Vassalluzzo was responsible for the legal department's activities and negotiated the majority of Staples M&A transactions. Mr. Vassalluzzo's managerial and industry knowledge, as well as his extensive service on public company boards, make him an excellent candidate for the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of ten directors, all of whom are up for election at the 2013 Annual Meeting and three of whom are currently designated by BC Partners pursuant to the terms of the Investor Rights Agreement.  Under the terms of the Investor Rights Agreement, for so long as BC Partners’ ownership percentage is at 5%, 10% and 15% of the outstanding voting securities of the Company, BC Partners has the right to nominate for election to the Board one, two and three BC Partners Designees, respectively. Under the BC Partners Voting Agreement, Office Depot, OfficeMax and BC Partners agreed that, effective as of immediately following the receipt of the requisite Office Depot stockholder approval in connection with the OfficeMax Merger and the consent of certain Office Depot creditors, 175,000 shares of the Preferred Stock held by BC Partners will be redeemed for cash by Office Depot. In addition, upon satisfaction or waiver of the closing conditions under the Merger Agreement and following receipt by Office Depot of the consent of certain creditors, all remaining shares of the Preferred Stock then held by BC Partners will, effective as of immediately prior to completion of the OfficeMax Merger, be redeemed for cash by Office Depot.  In connection with the BC Partners Voting Agreement, Office Depot and BC Partners also entered into a termination agreement, pursuant to which the Investor Rights Agreement will automatically terminate effective as of the completion of the OfficeMax Merger.  Accordingly, we believe that following any partial redemption of the Preferred Stock BC Partners would be entitled to designate two BC Partners Designees at the 2013 Annual Meeting, assuming that the OfficeMax Merger is not consummated prior to the 2013 Annual Meeting.  In the event that the OfficeMax Merger is consummated prior to the 2013 Annual Meeting, BC Partners would not be entitled to designate any BC Partners Designees for election to the Board at the 2013 Annual Meeting. We are seeking your support at the Annual Meeting to elect our four Nominees, Cynthia T. Jamison, Robert L. Nardelli, Jeffrey C. Smith and Joseph S. Vassalluzzo.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth above in the section entitled “Reasons for the Solicitation.”  This information has been furnished to us by the Nominees.  The Nominees are citizens of the United States of America.

Cynthia T. Jamison, age 53, serves on the Board of Directors of Tractor Supply Company (“Tractor Supply”) (NASDAQ: TSCO), the largest operator of retail farm and ranch stores, a position she has held since 2002. Ms. Jamison also chaired the audit committee of Tractor Supply from 2006 to 2010 and chaired the compensation committee from 2003 to 2006. Ms. Jamison is the lead director, sits on the audit committee and the compensation committee, and chairs the nominating and governance committee of Tractor Supply.  Since 2004, Ms. Jamison has served as a director of B&G Foods, Inc. (NYSE: BGS), a manufacturer, seller and distributor of high quality, shelf-stable food and household products, where she sits on the compensation committee and chairs the audit committee. Ms. Jamison joined the Board of Directors of Caribe Media, Inc., a private company based in the Dominican Republic, in December 2011, where she serves as Chairman. Previously, Ms. Jamison served on the board of directors of Cellu Tissue Holdings, Inc. (“Cellu Tissue”), a producer of tissue products, where she chaired the audit committee in 2010, and Horizon Organic Holding Corp. (“Horizon”), a producer of organic milk products, where she served as a director from 2001 until 2004 and sat on the company’s audit and compensation committees. Cellu Tissue and Horizon were sold at high premiums which benefited stockholders. Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies including AquaSpy, Inc., an Australian environmentally responsible irrigation company which she joined in June 2009 and left in December 2012, eMac, Inc, a joint venture between McDonald’s Corporation and KKR & Co. L.P. where she served from August 2003 until July 2004, and Cosi, Inc. (NASDAQ: COSI), the casual dining chain where she served from July 2004 until August 2005. In her experience as a “high impact” CFO, Ms. Jamison was a partner with Tatum LLC (“Tatum”), an executive services firm focused exclusively in support of “The Office of the CFO”, from June 1999 through May 2009.  As a part of her National Director of CFO Services role with Tatum, Ms. Jamison served in several additional capacities, including as manager of the CFO Services practice, and as a member of the Operating Committee. Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises (now AM-CH Inc.), a publicly traded restaurant company from May 1998 until June 1999, and previously held various financial positions at Allied Domecq Retailing USA, a spirits, wine and quick-service restaurant operator, Kraft General Foods (now Kraft Foods Group, Inc.), a food and beverage company, and Arthur Andersen LLP, a major accounting firm. Ms. Jamison brings a unique perspective with insight into the detail tactics of financial and technical turnaround challenges along with high level, strategic guidance at the governance level. She is both a frequent keynote speaker on CFO and Boardroom topics, and quoted as a financial/economic “expert” in Forbes, Wall Street Journal, Newsweek, CFO Magazine, and the Economist.  Ms. Jamison graduated from Duke University with a Bachelor of Arts degree in economics and political science, and has an MBA from the University of Chicago.

Robert L. Nardelli, age 65, is the founder and Chief Executive Officer of XLR-8, LLC, Investment & Advisory Co., an investment and consulting company, he established in 2012.  Commencing in 2007, Mr. Nardelli has served in several capacities at Cerberus Capital Management, L.P. (“Cerberus”), a private investment firm, including as an Interim CEO of several of its portfolio companies and as the CEO of Cerberus Operations & Advisory Company, LLC, and is currently the Senior Advisor to Steve Feinberg, Cerberus’ founder. In 2007, Cerberus named Mr. Nardelli to the role of Chairman and CEO of Chrysler LLC (“Chrysler”), the automaker, which he held until 2009, at which time he returned to Cerberus. While at Chrysler, Mr. Nardelli implemented several strategic moves that analysts say helped the firm emerge from restructuring.   Mr. Nardelli was also the CEO and Chairman of The Home Depot, Inc. (“Home Depot”) (NYSE:HD), the home improvement retailer, from 2000 through 2006, where he also served as a director. During Mr. Nardelli’s tenure, Home Depot’s revenues and net earnings doubled, 1,000 new stores were opened and 135,000 new jobs were added.  From 2002 until 2005, Mr. Nardelli served on the Board of Directors of The Coca-Cola Company (NYSE:KO).  He also held several senior executive posts at General Electric Company (NYSE:GE) during the period from 1971 to 2000, except from 1988 – 1992, when he took leave of GE to become Senior Vice President and General Manager of the Case Construction Equipment global company. While at GE, Mr. Nardelli was the Chief Executive Officer of two of its major companies, GE Power Systems and GE Transportation Systems. He earned  an MBA from the University of Louisville in 1975 and a Bachelor of Science degree in business from Western Illinois University in 1971.

Jeffrey C. Smith, age 41, is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP. Prior to founding Starboard Value LP, Mr. Smith was a Partner Managing Director of Ramius LLC (“Ramius”), a subsidiary of the Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the Board of Directors for The Fresh Juice Company, Inc. (“The Fresh Juice Company”). While at The Fresh Juice Company, Mr. Smith helped orchestrate three acquisitions quadrupling sales and doubling market value. He later initiated and completed the sale of The Fresh Juice Company to The Saratoga Beverage Group, Inc.  Mr. Smith has served as a member of the board of directors of Regis (NASDAQ: RGS), a global leader in beauty salons, hair restoration centers and cosmetology education, since October 2011. In his capacity as a board member of Regis, Mr. Smith also serves as a member of the Board of Directors of Empire Education Group, a private company that is one of the largest providers of beauty and cosmetology education in North America.  Mr. Smith has also served on the Board of Quantum Corporation (NYSE:QTM), a global expert in data protection and big data management, since May 2013. Mr. Smith previously served as a member of the Board of Directors of Surmodics, Inc. (NASDAQ: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012. He also served on the Board of Directors of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc (NASDAQ: CSRE) in August 2011.  Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010. He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation (NASDAQ: MSCC) in October 2010. Mr. Smith is a former member of the Board of Directors of S1 Corporation, a provider of customer interaction software for financial and payment services, where he served from May 2006 to September 2008. Mr. Smith also served on the Board of Directors of Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company from December 2007 to February 2009. Mr. Smith was also on the Board of Directors of The Fresh Juice Company (FRSH) from 1996 until its sale to the Saratoga Beverage Group (TOGA) in 1998. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics.

Joseph S. Vassalluzzo, age 65, has been an independent advisor and consultant to the retail and real estate industries since August 2005. Mr. Vassalluzzo is the Non-Executive Chairman and a member of the compensation and nominating and governance committees of  the Board of Trustees of Federal Realty Investment Trust (NYSE: FRT), a publicly held real estate investment trust, which he joined in 2002 and became Chairman in 2006. Mr. Vassalluzzo is also the Lead Director and Chairman of the compensation committee of Life Time Fitness, Inc. (NYS: LTM), a health and wellness company which he joined in 2006 and became Lead Director in 2008. Furthermore, Mr. Vassalluzzo served as a Director of iParty Corp (NYSE: IPT), a retailer of party goods, which he joined in 2004, and served on the real estate and nominating committees until its sale to Party City Holdings Inc. in May 2013. Within the last five years, Mr. Vassalluzzo served on the Board of Directors of Commerce Bancorp Inc, which was subsequently acquired by T.D. Bank Group. Mr. Vassalluzzo is the Chairman of the Board of Visitors to Temple University’s College of Education and a member of its President’s Advisory Board. Prior to 2005, Mr. Vassalluzzo was employed by Staples, Inc. (“Staples”) (NASDAQ: SPLS), the office products company from September 1989 to August 2005, in several capacities including as Vice Chairman. Mr. Vassalluzzo’s duties at Staples included negotiating the majority of Staples M & A transactions, oversight of the legal department, corporate sustainability leadership, and world-wide responsibility for all of Staples’ real estate activities including, but not limited to: the development and management of all retail stores; distribution centers and offices; all engineering, construction and design activities; and facilities management. In addition, Mr. Vassalluzzo was responsible for the legal department’s activities and negotiated the majority of Staples mergers and acquisitions-related transactions.  Previously, Mr. Vassalluzzo held management, sales, operations and real estate positions with Mobil Corporation (now Exxon Mobile Corporation, (NYSE: XOM)) from 1970 until 1974, Amerada Hess Corporation (now Hess Corporation, (NYSE: HES)) from 1974 until 1976, both energy companies, and American Stores Company, a food and drug retailer from 1976 until 1989. Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University.

As of the date hereof, Ms. Jamison beneficially owns 2,525 shares of Common Stock.  As of the date hereof, Mr. Nardelli beneficially owns 68,389 shares of Common Stock.  As of the date hereof, Mr. Smith does not directly own any shares of Common Stock. By virtue of his relationship with Starboard, Mr. Smith may be deemed the beneficial owner of 42,100,000 shares of Common Stock owned in the aggregate by Starboard.  As of the date hereof, Mr. Vassalluzzo beneficially owns 14,450 shares of Common Stock.

Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly may be deemed to beneficially own the shares of Common Stock owned directly by the other members of the Group.  Each of the Nominees specifically disclaims beneficial ownership of such shares of Common Stock that he does not directly own.  For information regarding purchases and sales during the past two years by the Nominees and by the members of the Group of securities of the Company that may be deemed to be beneficially owned by the Nominees, see Schedule I.

On June 27, 2013, Starboard V&O Fund, Starboard LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, Mark R. Mitchell, Peter A. Feld, T-S Capital, David Siegel, Robert Telles and the Nominees (collectively the “Group”) entered into an Amended and Restated Joint Filing and Solicitation Agreement pursuant to which, among other things, (a) the Group agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required by applicable law, (b) the Group agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by Starboard V&O Fund, to the Board at the Annual Meeting (the “Solicitation”), and (c) Starboard V&O Fund and Starboard LLC agreed to bear all expenses incurred in connection with the Group’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

Starboard V&O Fund and certain of its affiliates have signed letter agreements, pursuant to which they agreed to indemnify each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison, against claims arising from the solicitation of proxies from the Company stockholders in connection with the Annual Meeting and any related transactions.

Starboard V&O Fund has agreed to compensate Messrs. Nardelli and Vassalluzzo, and Ms. Jamison for being named as and serving as nominees for election as directors of the Company pursuant to letter agreements (the “Compensation Letter Agreements”). Under the Compensation Letter Agreements, Starboard V&O Fund has agreed to pay each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison (i) $10,000 in cash upon submission of Starboard V&O Fund’s nomination each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison and (ii) $10,000 in cash upon the filing of a definitive proxy statement with the SEC by Starboard relating to a solicitation of proxies in favor of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison’s election as directors of the Company at the 2013 Annual Meeting.  Pursuant to the Compensation Letter Agreements, each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison agreed to use the after-tax proceeds from such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that Messrs. Nardelli and Vassalluzzo, and Ms. Jamison shall determine. If elected or appointed to serve as a director of the Board, each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison agreed not to sell, transfer or otherwise dispose of any Nominee Shares within two years of their election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, each of Messrs. Nardelli and Vassalluzzo, and Ms. Jamison may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

Mr. Siegel is a consultant to Starboard Value LP and introduced the principals of Starboard Value LP to Mr. Vassalluzzo. After discussions and in view of Mr. Vassalluzzo’s unique skill set and extensive knowledge of the industry, Starboard Value LP determined to retain Mr. Vassalluzzo as an advisor in connection with its investment in the Company. Separately, following the filing of a Schedule 13D by Starboard and certain of its affiliates in connection with their investment in the Company, Starboard Value LP was approached by Mr. Nardelli, manager of XLR-8, LLC.  After discussions and in view of Mr. Nardelli’s unique skill set and extensive knowledge of the industry, Starboard Value LP determined to retain Mr. Nardelli as an advisor in connection with its investment in the Company.

On November 26, 2012, Starboard Value LP entered into advisor agreements with each of Mr. Vassalluzzo and Mr. Nardelli (together, the “Advisor Agreements”). Pursuant to the Advisor Agreements and in consideration for the performance of certain consulting and advisory services by each of Messrs. Vassalluzzo and Nardelli, Starboard Value LP agreed to pay each of Messrs. Vassalluzzo and Nardelli an upfront fee equal to $40,000 in cash. Each of Messrs. Vassalluzzo and Nardelli agreed to use the after-tax proceeds from such compensation, or an equivalent amount of other funds, to acquire securities of the Company, no later than twenty-eight (28) business days after receipt of such compensation, except in certain limited circumstances.

Other than as stated herein, and except for compensation received by Mr. Smith from Starboard, there are no arrangements or understandings between members of Starboard and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the 2013 Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Each Nominee presently is, and if elected as a director of the Company would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 5605(a)(2) and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed WHITE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, shares of Common Stock represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Starboard that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

While we currently intend to vote all of the Starboard Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders.  We would only intend to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the Nominees would be elected at the Annual Meeting and that by voting the Starboard Group Shares we could help elect the Company nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders.  Stockholders should understand, however, that all shares of Common Stock represented by the enclosed WHITE proxy card will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted in accordance with Starboard’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has preliminarily selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year and is proposing that stockholders ratify such appointment.  The Company is submitting the appointment of Deloitte & Touche LLP for ratification of the stockholders at the Annual Meeting.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers.  This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement.  Accordingly, the Company is asking stockholders to cast an advisory vote approving the compensation of its named executive officers as disclosed in the Compensation Discussion and Analysis section of the Company’s proxy statement.

According to the Company’s proxy statement, the vote on this “say-on-pay” proposal is advisory and therefore non-binding on the Company, but the Company will consider the outcome of the vote when making future executive compensation decisions.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AND INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, Starboard believes that the outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock, the 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, and the 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share.

Shares of Common Stock represented by properly executed WHITE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current year, AGAINST the approval of the Say-on-Pay Proposal, as described herein.

[According to the Company’s proxy statement for the 2013 Annual Meeting, the current Board intends to nominate ten candidates for election at the Annual Meeting, including ___ candidates by BC Partners pursuant to the terms of the Investor Rights Agreement.]

This Proxy Statement is soliciting proxies to elect not only our four Nominees, but also the candidates who have been nominated by the Company other than _______________, _______________, _______________ and _______________. This gives stockholders who wish to vote for our four Nominees and such other persons the ability to do so. Under applicable proxy rules we are required either to solicit proxies only for our four Nominees, which could result in limiting the ability of stockholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our four Nominees and for fewer than all of the Company’s nominees, which enables a stockholder who desires to vote for our four Nominees to also vote for those of the Company’s nominees for whom we are soliciting proxies. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

While we currently intend to vote all of the Starboard Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders.  We would only intend to vote some or all of the Starboard Group Shares for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the Nominees would be elected at the Annual Meeting and that by voting the Starboard Group Shares we could help elect the Company nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders.  Stockholders should understand, however, that all shares of Common Stock represented by the enclosed WHITE proxy card will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted in accordance with Starboard’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of voting securities that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. In order to legally transact business at the Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under current NYSE rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on the proposals relating to the election of directors and the advisory vote on executive compensation, but will have discretionary authority to vote your shares on the proposal regarding the ratification of the Company’s independent registered public accounting firm.

If you are a stockholder of record, you must deliver your vote by mail or attend the Annual Meeting in person and vote in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum.  Brokers do not have discretionary authority to vote on any of the matters to be presented at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will not count for purposes of attaining a quorum.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, the ten nominees for director receiving the highest vote totals will be elected as directors of the Company.  With respect to the election of directors, neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee.  Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Other Proposals ─ Stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” from voting on each of the other proposals. Neither an abstention nor a broker non-vote will count as voting with respect to the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal. If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Starboard’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Starboard in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 6600 North Military Trail, Boca Raton, Florida 33496 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Starboard in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Starboard.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Starboard V&O Fund has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $_________, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Starboard V&O Fund has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  Starboard V&O Fund will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ approximately ____ persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Starboard. Costs of this solicitation of proxies are currently estimated to be approximately $___________.  Starboard estimates that through the date hereof its expenses in connection with this solicitation are approximately $___________.  Starboard intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  Starboard does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of Starboard, T-S Capital, David Siegel and Robert Telles are participants in this solicitation.  The principal business of Starboard V&O Fund, a Cayman Islands exempted company, is serving as a private investment fund.  Starboard V&O Fund has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance stockholder value.  Starboard LLC, a Delaware limited liability company, has been formed for the purpose of investing in securities and engaging in all related activities and transactions. Starboard Value LP provides investment advisory and management services and acts as the investment manager of Starboard V&O Fund and of certain managed accounts (the “Starboard Value LP Account”) and is the manager of Starboard LLC.  The principal business of Starboard Value GP is providing a full range of investment advisory, pension advisory and management services and serving as the general partner of Starboard Value LP.  The principal business of Principal Co is providing investment advisory and management services.  Principal Co is a member of Starboard Value GP.  Principal GP serves as the general partner of Principal Co.  Messrs. Smith, Feld and Mitchell serve as members of Principal GP and the members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. The principal business of T-S Capital is serving as an investment partnership.  The principal occupation of Mr. Telles is as a corporate attorney and managing member of T-S Capital. The principal occupation of Mr. Siegel is serving as President and CEO of Frontier Airlines, Inc.

The address of the principal office of each of Starboard LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Smith, Feld and Mitchell is 830 Third Avenue, 3rd Floor, New York, New York 10022.  The address of the principal office of Starboard V&O Fund is 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.  The principal business address of each of T-S Capital, Mr. Siegel and Mr. Telles is 1350 Treat Boulevard, Suite 400, Walnut Creek, California 94597.

As of the date hereof, Starboard V&O Fund owned directly 12,711,135 shares of Common Stock.  As of the date hereof, Starboard LLC owned directly 2,829,381 shares of Common Stock.  As of the date hereof, Starboard Value LP beneficially owned 42,100,000 shares of Common Stock, consisting of shares of Common Stock beneficially owned by Starboard V&O Fund and Starboard LLC and 26,559,484 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 42,100,000 shares of Common Stock owned directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date hereof, T-S Capital owned directly 100,000 shares of Common Stock.  Messrs. Siegel and Telles, as managing members of T-S Capital, may be deemed to beneficially own the 100,000 shares of Common Stock owned by T-S Capital. In addition, as of the date hereof, Mr. Siegel owned directly 1,250 shares of Common Stock.

Each participant in this solicitation, as a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act, may be deemed to beneficially own the 42,286,614 shares of Common Stock owned in the aggregate by all of the participants in this solicitation.  Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

The shares of Common Stock purchased by each of Starboard V&O Fund, Starboard LLC, through the Starboard Value LP Account and by T-S Capital were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Starboard is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Starboard is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2014 Annual Meeting must, in order to be included in the Company’s proxy statement and the form of proxy for the Annual Meeting, be mailed by certified mail return receipt requested to the Company’s Corporate Secretary at Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496 and must be received by the Company’s Corporate Secretary on or before ____________ __, 2014.

Under the Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, the Board) at the 2014 Annual Meeting, must give written notice of that proposal to the Company’s Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the 2014 Annual Meeting, such a proposal must be received by the Company on or after _________ ___, 2014 but no later than _________ ___, 2014. If the date of the 2014 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the meeting is made less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2014 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by Starboard that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

__________, 2013

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

1,000	01/17/2012
(1,000)	01/17/2012
1,000	01/17/2012
(1,000)	01/31/2012
159,500	07/12/2012
159,500	07/12/2012
234,618	07/13/2012
243,882	07/16/2012
182,021	07/17/2012
120,008	07/18/2012
319,000	07/19/2012
319,000	07/19/2012
176,471	07/20/2012
638,000	07/20/2012
374,251	07/23/2012
104,249	07/24/2012
159,500	07/24/2012
159,500	07/24/2012
159,500	07/25/2012
478,500	07/25/2012
319,000	07/26/2012
159,500	07/26/2012
319,000	07/27/2012
159,500	07/30/2012
63,800	07/31/2012
95,700	07/31/2012
159,750	08/02/2012
159,750	08/07/2012
639,000	08/17/2012
159,750	08/29/2012
193,167	08/29/2012
413,883	08/29/2012
383,400	08/30/2012
447,300	08/30/2012
477,750	09/04/2012
775,484	09/04/2012
1,188,000	09/05/2012
67,500	09/05/2012
249,750	09/05/2012
249,750	09/05/2012

135,000	09/06/2012
9,450	09/11/2012
33,750	09/11/2012
13,500	09/11/2012
197,504	09/12/2012
364,703	09/12/2012
226,193	09/12/2012
253,639	09/13/2012
47,206	09/14/2012
168,750	09/14/2012
40,500	09/14/2012
16,470	10/09/2012
7,871	10/09/2012
77,376	10/09/2012
57,375	10/10/2012
139,961	10/10/2012
121,033	10/10/2012
20,250	10/10/2012
111,101	10/11/2012
1,269	10/11/2012

STARBOARD VALUE AND OPPORTUNITY S LLC

35,750	07/12/2012
35,750	07/12/2012
52,587	07/13/2012
54,663	07/16/2012
40,798	07/17/2012
26,898	07/18/2012
71,500	07/19/2012
71,500	07/19/2012
39,554	07/20/2012
143,000	07/20/2012
83,884	07/23/2012
23,366	07/24/2012
35,750	07/24/2012
35,750	07/24/2012
35,750	07/25/2012
107,250	07/25/2012
71,500	07/26/2012
35,750	07/26/2012
71,500	07/27/2012
35,750	07/30/2012
14,300	07/31/2012
21,450	07/31/2012
35,250	08/02/2012
35,250	08/07/2012
141,000	08/17/2012
35,250	08/29/2012
42,624	08/29/2012

91,326	08/29/2012
84,600	08/30/2012
98,700	08/30/2012
105,750	09/04/2012
171,653	09/04/2012
264,000	09/05/2012
15,000	09/05/2012
55,500	09/05/2012
55,500	09/05/2012
30,000	09/06/2012
2,100	09/11/2012
7,500	09/11/2012
3,000	09/11/2012
43,890	09/12/2012
81,045	09/12/2012
50,265	09/12/2012
56,364	09/13/2012
10,490	09/14/2012
37,500	09/14/2012
9,000	09/14/2012
3,660	10/09/2012
1,749	10/09/2012
17,195	10/09/2012
12,750	10/10/2012
31,103	10/10/2012
26,896	10/10/2012
4,500	10/10/2012
24,689	10/11/2012
282	10/11/2012

STARBOARD VALUE LP
(THROUGH THE STARBOARD VALUE MANAGED ACCOUNT)

54,750	07/12/2012
54,750	07/12/2012
80,535	07/13/2012
83,715	07/16/2012
62,481	07/17/2012
41,194	07/18/2012
109,500	07/19/2012
109,500	07/19/2012
60,575	07/20/2012
219,000	07/20/2012
128,465	07/23/2012
35,785	07/24/2012
54,750	07/24/2012
54,750	07/24/2012
54,750	07/25/2012
164,250	07/25/2012
109,500	07/26/2012

54,750	07/26/2012
109,500	07/27/2012
54,750	07/30/2012
21,900	07/31/2012
32,850	07/31/2012
55,000	08/02/2012
55,000	08/07/2012
220,000	08/17/2012
55,000	08/29/2012
66,505	08/29/2012
142,495	08/29/2012
132,000	08/30/2012
154,000	08/30/2012
166,500	09/04/2012
270,263	09/04/2012
2,173,600	09/05/2012
456,950	09/05/2012
456,950	09/05/2012
123,500	09/05/2012
3,792,800	09/05/2012
797,350	09/05/2012
797,350	09/05/2012
215,500	09/05/2012
431,200	09/05/2012
24,500	09/05/2012
90,650	09/05/2012
90,650	09/05/2012
950,400	09/05/2012
54,000	09/05/2012
199,800	09/05/2012
199,800	09/05/2012
247,000	09/06/2012
431,000	09/06/2012
49,000	09/06/2012
108,000	09/06/2012
17,290	09/11/2012
61,750	09/11/2012
24,700	09/11/2012
30,170	09/11/2012
107,750	09/11/2012
43,100	09/11/2012
3,430	09/11/2012
12,250	09/11/2012
4,900	09/11/2012
7,560	09/11/2012
27,000	09/11/2012
10,800	09/11/2012
361,360	09/12/2012
667,271	09/12/2012
413,849	09/12/2012

630,552	09/12/2012
1,164,347	09/12/2012
722,142	09/12/2012
71,687	09/12/2012
132,374	09/12/2012
82,100	09/12/2012
158,004	09/12/2012
291,760	09/12/2012
180,954	09/12/2012
464,066	09/13/2012
809,768	09/13/2012
92,062	09/13/2012
202,911	09/13/2012
86,369	09/14/2012
308,750	09/14/2012
74,100	09/14/2012
150,708	09/14/2012
538,750	09/14/2012
129,300	09/14/2012
17,134	09/14/2012
61,250	09/14/2012
14,700	09/14/2012
37,764	09/14/2012
135,000	09/14/2012
32,400	09/14/2012
30,134	10/09/2012
14,400	10/09/2012
141,570	10/09/2012
52,582	10/09/2012
25,127	10/09/2012
247,031	10/09/2012
5,978	10/09/2012
2,857	10/09/2012
28,085	10/09/2012
13,176	10/09/2012
6,296	10/09/2012
61,901	10/09/2012
104,975	10/10/2012
256,078	10/10/2012
221,445	10/10/2012
37,050	10/10/2012
183,175	10/10/2012
446,840	10/10/2012
386,410	10/10/2012
64,650	10/10/2012
20,825	10/10/2012
50,801	10/10/2012
43,931	10/10/2012
7,350	10/10/2012
45,900	10/10/2012

111,969	10/10/2012
96,827	10/10/2012
16,200	10/10/2012
203,273	10/11/2012
2,322	10/11/2012
354,699	10/11/2012
4,051	10/11/2012
40,325	10/11/2012
461	10/11/2012
88,880	10/11/2012
1,015	10/11/2012

JEFFREY C. SMITH

None

MARK R. MITCHELL

None

PETER A. FELD

None

CYNTHIA T. JAMISON

2,525	07/02/2013

ROBERT L. NARDELLI

16,000	11/26/2012
50,000	11/26/2012
2,389	03/21/2013

JOSEPH S. VASSALLUZZO

12,000	12/02/2012
2,450	03/21/2013

T-S CAPITAL PARTNERS, LLC

1,000	04/11/2011
5,000	04/13/2011
7,500	04/13/2011
7,500	04/13/2011
9,000	04/13/2011
10,000	04/13/2011
10,000	04/13/2011
10,000	04/13/2011
12,500	04/13/2011
3,000	06/29/2011
9,500	06/29/2011
15,000	06/29/2011

DAVID SIEGEL

1,250	03/22/2013

ROBERT TELLES

None

SCHEDULE II

II-1

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many shares of Common Stock you own, please give Starboard your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING the enclosed WHITE proxy card,

●	DATING the enclosed WHITE proxy card, and

●	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed WHITE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Stockholders Call Toll-Free at: 877-869-0171 E-mail: info@okapipartners.com

WHITE PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JULY 2, 2013

OFFICE DEPOT, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

THE BOARD OF DIRECTORS OF OFFICE DEPOT, INC.
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Jeffrey C. Smith and Peter A. Feld, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Office Depot, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Stockholders of the Company scheduled to be held at ___ ________, ________, _________ _______ on Wednesday, August 21, 2013 at __:__ _.m., local time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Starboard Value and Opportunity Master Fund Ltd (“Starboard”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Starboard’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

STARBOARD STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.  STARBOARD MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 AND 3.

1. Starboard’s proposal to Cynthia T. Jamison, Robert L. Nardelli, Jeffrey C. Smith and Joseph S. Vassalluzzo as directors of the Company.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees: Cynthia T. Jamison Robert L. Nardelli Jeffrey C. Smith Joseph S. Vassalluzzo	[ ]	[ ]	[ ] _____________ _____________ _____________
STARBOARD INTENDS TO USE THIS PROXY TO VOTE (I) “FOR” MESSRS. NARDELLI, SMITH, VASSALLUZZO, AND MS. JAMISON AND (II) “FOR” THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS A DIRECTOR, OTHER THAN _______, _______, ________ AND ________, FOR WHOM STARBOARD IS NOT SEEKING AUTHORITY TO VOTE FOR AND WILL NOT EXERCISE ANY SUCH AUTHORITY.  THE NAMES, BACKGROUNDS AND QUALIFICATIONS OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY, AND OTHER INFORMATION ABOUT THEM, CAN BE FOUND IN THE COMPANY’S PROXY STATEMENT.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

__________________________________________________________

WHITE PROXY CARD

2. Company’s proposal to ratify the Audit Committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the current year.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.  Company’s proposal to hold an advisory vote approving the Company’s executive compensation.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

DATED:  ____________________________

____________________________________
                (Signature)

____________________________________
                (Signature, if held jointly)

____________________________________
                (Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.